UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2006

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive
Suite E490
Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing:

The Mosaic Company (“Mosaic”) is seeking amendments to the Credit Agreement dated as of February 18, 2005 among Mosaic, Mosaic Fertilizer, LLC, Mosaic Global Holdings Inc., Mosaic Potash Colonsay ULC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended (the “Credit Agreement”). Approval of the amendments requires approval by Lenders having Revolving Exposures, Term Loan, Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments, within the meaning of the Credit Agreement. There can be no assurance that Mosaic will be able to obtain such approval.

On May 2, 2006, Mosaic announced plans to close indefinitely its South Pierce and Green Bay phosphate fertilizer production plants and Fort Green phosphate mine in central Florida. The three facilities affected by Mosaic’s restructuring actions, which rank as Mosaic’s highest cost Florida operations, will cease production at the end of May 2006. The restructuring of Mosaic’s phosphate business is expected to generate cost reduction benefits by allowing it to maximize production at its most efficient phosphate operations. Mosaic anticipates that the restructuring actions will result in lower raw material and operating costs, reduced capital expenditures and improved cash flow beginning in fiscal 2007. Mosaic estimates that the closure of the facilities on an indefinite basis will result in an after-tax earnings charge in the range of $300 to $400 million during its fiscal quarter ending May 31, 2006, the majority of which will be a non-cash asset-related charge. Of this total charge, Mosaic estimates that the total cash charges (including period expenses such as severance and changes in accruals for asset retirement obligations) will be approximately $130 million. In the fiscal year ending May 31, 2007, total cash expenditures related to the phosphate restructuring activities are estimated to range between $55 and $65 million. These cash expenditures will be approximately offset by a corresponding reduction in capital expenditures as a result of the restructuring, largely due to the elimination of capital requirements for the Fort Green mine. Beyond the fiscal year ending May 31, 2007, for the next several years Mosaic expects ongoing cash closure costs sooner than it would have otherwise expected absent the closures, largely related to ongoing phosphogypsum stack maintenance and water management requirements, as would be typical when closing these types of facilities. Mosaic anticipates that these cash costs will be offset by lower capital expenditures than otherwise would be required during the same time frame at these facilities.

Because of the cash charges associated with the restructuring of Mosaic’s Florida phosphate operations, as well as previously reported soft results of operations for Mosaic’s third fiscal quarter, Mosaic may not be able to satisfy the minimum required interest expense coverage ratio under the Credit Agreement for certain periods. The proposed amendments to the Credit Agreement are being sought primarily in order to reduce the minimum required interest expense coverage from 3.00:1 for the fiscal quarter ended May 31, 2006 and from 3.50:1 for the fiscal quarters ending August 31, 2006 and November 30, 2006 to 2.75:1, and to amend the definition of EBITDA to add back cash charges related to the restructuring. The proposed amendments would also make certain technical and clarifying changes to the Credit Agreement that are unrelated to the restructuring of Mosaic’s Florida phosphate operations.

In addition, Mosaic identified a number of transactions in which certain of its foreign subsidiaries and Mosaic Fertilizer, LLC received letters of credit in connection with payment for inventory sold to customers and discounted those letters of credit to third parties. The identified transactions involved aggregate discounts of approximately $ 1.2 million. Mosaic is seeking to clarify provisions of the Credit Agreement with respect to such transactions, and to the extent defaults occurred as a result of these transactions, Mosaic is also requesting a waiver of such defaults.

Furnished herewith as Exhibit 99.1 and incorporated by reference herein is a copy of the proposed form of the amendments.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Reference is made to the Exhibit Index hereto with respect to the exhibit furnished herewith. The exhibit listed in the Exhibit Index hereto is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: May 19, 2006	By:	/s/ Kevin F. Brindley
	Name:	Kevin F. Brindley
	Title:	Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Proposed form of amendment and waiver to the Credit Agreement dated as of February 18, 2005 among The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Global Holdings Inc., Mosaic Potash Colonsay ULC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended (the “Credit Agreement”), for which the registrant is seeking approval